Exhibit 10.19
[DATE]
CONFIDENTIAL
[NAME]
Re: Severance Benefits
Dear [NAME]:
This letter agreement (the “Agreement”) is entered into between [NAME] (“you”) and Blend Labs, Inc. (the “Company”) effective as of [DATE] (the “Effective Date”), to provide you certain protections in connection with the involuntary termination of your employment under the circumstances described in this Agreement.
Your employment with the Company remains “at will” and may be terminated at any time and for any reason, with or without Cause (as defined in Exhibit A). However, in the event that the Company terminates your employment without Cause and other than by reason of your death or Disability (as defined in Exhibit A) (such termination, a “Qualifying Termination”), the Company will offer you a lump sum payment equal to (i) six (6) months of your base salary in effect immediately prior to your Qualifying Termination and (ii) an amount representing Company-paid COBRA for you and your covered dependents for a period of six (6) months following your Qualifying Termination (together, the “Severance Benefits”), subject to your satisfaction of the terms and conditions set forth in Exhibit B. If you do not satisfy any of the terms and conditions set forth in Exhibit B, including the Release Requirement (as defined in Exhibit B), you will not receive the Severance Benefits.
In the event of your death before all payments or benefits you are entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to your designated beneficiary, if living, or otherwise to your personal representative in a single lump sum as soon as possible following your death.
All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
This Agreement along with your Proprietary Information and Invention Assignment Agreement, Arbitration Agreement, any Change in Control Severance Agreement between you and the Company (the “Severance Agreement”), if applicable, and any offer letter or confirmatory offer letter between you and the Company constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations, or understandings (whether written, oral, or implied) between you and the Company. For the avoidance of doubt, this Agreement does not supersede or replace any benefits you may be entitled to receive under any Severance Agreement, if applicable. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.
To confirm the acceptance of the terms and conditions of this Agreement, please sign and date in the spaces indicated and return this Agreement to the Company.
.

Very truly yours,

[NAME]
[TITLE]

I have read and accept the terms of this Agreement:
Name: [NAME]
Signature of employee:
Dated:

Exhibit A
Definitions
“Cause” means (i) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (ii) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (iii) your material breach of any written agreement between you and the Company regarding the terms of your service to the Company; (iv) your material failure to comply with the Company’s written policies or rules that causes material harm to the Company; (v) your gross negligence or willful misconduct in the performance in your duties to the Company that causes material harm to the Company; (vi) your continuing failure to perform your assigned duties after receiving written notification of such failure from the Company’s Board of Directors; or (vii) your failure to participate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; provided that any action, failure, breach or misconduct described in clauses (ii) through (vii) will constitute “Cause” only if such action, failure, breach or misconduct continues after the Company has provided you with written notice and thirty (30) days to cure the same if such action, failure, breach or misconduct is curable.
“Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

Exhibit B
The following terms and conditions apply to the Agreement, including the Severance Benefits.
Conditions to Receipt of Severance Benefits
Your receipt of the Severance Benefits upon your Qualifying Termination is subject to your satisfaction of all of the following terms and conditions:
(1)You signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the Company and its subsidiaries (the “Company Group”), non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions) (the “Release” and that requirement, the “Release Requirement”), which must become effective and irrevocable no later than the sixtieth (60th) day following the date of your Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to the Severance Benefits. Any Severance Benefits will be paid to you within ten (10) days following the date the Release becomes effective and irrevocable, subject to any delay described in “Section 409A” below.
(2)You having returned all documents and other property provided to you by any member of the Company Group (with the exception of a copy of the Company employee and personnel documents specifically relating to you), developed or obtained by you in connection with your employment with the Company Group, or otherwise belonging to the Company Group, by no later than ten (10) days following the date of your Qualifying Termination.
(3)You having resigned from all officer and director positions with all members of the Company Group and you executing any documents the Company may require in connection with the same.
Section 409A
The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted in accordance with this intent. No payment or benefits to be paid to you, if any such payments or benefits, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment. The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without your consent or the consent of any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury

Regulation Section 1.409A-2(b)(2). In no event will any member of the Company Group reimburse, indemnify, or hold you harmless for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
Limitation on Payments

If any payment or benefit that you would receive from any Company Group member or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will you have any discretion with respect to the ordering of Payment reductions. You will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and you will not be reimbursed, indemnified, or held harmless by any member of the Company Group for any of those payments of personal tax liability.

Unless you and the Company otherwise agree in writing, the Company will select a professional services firm (the “Firm”) to make all determinations required under this “Limitation on Payments” provision, which determinations will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this “Limitation on Payments” provision, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this “Limitation on Payments” provision. The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this “Limitation on Payments” provision. The Company will have no liability to you for the determinations of the Firm.